CERTIFICATE OF DESIGNATIONS PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL
                     AND OTHER SPECIAL RIGHTS OF PREFERRED
                     STOCK AND QUALIFICATIONS, LIMITATIONS
                           AND RESTRICTIONS THEREOF

                                      OF

                            SFX BROADCASTING, INC.

                SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK

                            -----------------------

                            PURSUANT TO SECTION 151
            OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


      The following resolution has been duly adopted by the Board of Directors (such Board, including any committee thereof duly authorized to act on behalf of such Board, herein referred to as the "Board") of SFX Broadcasting, Inc., a Delaware corporation (the "Corporation"), pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware, which resolution remains in full force and effect as of the date hereof;

      WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Restated Certificate of Incorporation of the Corporation, to fix by resolution or resolutions the voting rights, if any, of each series of Preferred Stock, par value $.O1 per share (the "Preferred Stock"), of the Corporation and the designations, preferences and relative, participating, optional and other special rights and qualifications limitations and restrictions thereof; and

      WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series:

      RESOLVED, that there is hereby authorized and created a series of Preferred Stock on the terms and with the provisions (in addition to those set forth in the Restated Certificate of Incorporation of the Corporation that are applicable to all Preferred Stock) as follows:

             Section 1.    Designation and Number of Shares.

                    The series of Preferred Stock shall be designated the "Series C Redeemable Convertible Preferred Stock" (the "Series C Preferred Stock"). The number of authorized shares of Series C Preferred Stock shall be two thousand (2,000).





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             Section 2.   Rank.

                   The Series C Preferred Stock shall, as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, rank
(i) prior to the "Class A Shares" of the Corporation, as defined in Section 4.1(a) of the Corporation's Restated Certificate of Incorporation and any other capital stock of the Corporation (other than (a) the Series A
Redeemable Preferred Stock, par value $.O1 per share, of the Corporation (the "Series A Preferred Stock"); (b) the Series B Redeemable Preferred Stock, par value $.01 per share, of the Corporation (the "Series B Preferred Stock"); and
(c) any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank senior or on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation with the shares of the Series C Preferred Stock) (such securities, other than those described in the immediately preceding parenthetical clause, collectively referred to herein as the "Junior Securities") and (ii) on a parity with the Series A Preferred Stock and the Series B Preferred Stock and any other class or series of a class of capital stock of the Corporation the terms of which expressly provide that the shares thereof rank on a parity as to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation with the shares of the Series C Preferred Stock (the "Parity Securities").

             Section 3.   Dividends.

                   (a) The holders of the Series C Preferred Stock shall be entitled to share equally in, and to receive, in accordance with the number of Series C Preferred Stock held by each such holder, cumulative dividends equal to six percent (6%) per annum of the Liquidation Preference (as defined in Section 6 hereof) of each share of Series C Preferred Stock. Dividends shall be payable by the Corporation in arrears for each calendar quarter during which the Series C Preferred Stock is outstanding and shall be paid on or before the first business day of each calendar quarter commencing with the second full calendar quarter following the calendar quarter in which the closing (the "Closing") of the acquisition by SFX Broadcasting of Texas (KTCK), Inc. ("SFX of Texas") of radio station KTCK-AM Dallas, Texas, occurs.

                   (b) The Corporation's obligation to pay such dividends to the holders of the Series C Preferred Stock is subject to and contingent upon the absence of a material default under the terms of the Corporation's then existing senior credit facility; provided, however, that such dividends shall continue to accrue during the period of any such default and shall be payable by the Corporation on the first business day of the calendar quarter following the calendar quarter in which such default is cured.

                   (c) For so long as any of the shares of Series C Preferred Stock shall remain outstanding, no dividends, whether in cash or property, may be paid or declared by the Corporation, nor may any distribution be made for any other class or series of capital stock of the Corporation, nor may any other class or series of capital stock of the Corporation be purchased or acquired for value by the Corporation, unless all accrued dividends payable for the shares of Series C Preferred Stock for all previous quarterly periods and for the then current quarterly period shall


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have been paid.

                   (d) Notwithstanding anything to the contrary contained herein, no dividends on Series C Preferred Stock shall be paid or set apart for payment by the Corporation at any time that such payment or setting apart is prohibited by applicable law.

             Section 4.   Redemption.

                   (a) The Corporation shall be entitled, at its option, to redeem the Series C Preferred Stock, in whole or in part at any time, and from time to time, after the third anniversary of the date of the Closing at a redemption price per share equal to one hundred per cent (100%) of the Liquidation Preference (as defined in Section 6 hereof) per share, together with all accrued and unpaid dividends for the shares of Series C Preferred Stock so redeemed (collectively, the "Redemption Price").

                   (b) The Corporation shall mail to each holder of Series C Preferred Stock to be redeemed, in a postage prepaid envelope bearing the name and post office address of such holder as shown on the records of the Corporation, a written notice of redemption of such shares of Series C Preferred Stock stating the date fixed for redemption of any shares of Series C Preferred Stock, which date shall be the first business day of the calendar quarter immediately following the expiration of 60 days after the date of such notice (each a "Redemption Date"), and the Redemption Price to be paid for such shares and calling upon such holder to surrender its certificate or certificates for such shares to the Corporation on the Redemption Date at the place designated in such notice of redemption. On or after the Redemption Date, each holder of Series C Preferred Stock which is to be redeemed shall present and surrender its certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date (unless default shall be made by the Corporation in payment of the redemption price), all rights of the holders of the Series C Preferred Stock so redeemed, as stockholders of the Corporation, except the right to receive the Redemption Price thereof upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

                   (c) The holders of Series C Preferred Stock shall be entitled, at their option, to cause the Corporation to purchase the Series C Preferred Stock, in whole or in part at any time, and from time to time, after the fifth anniversary of the date of the Closing at the Redemption Price.

                   (d) The holders of Series C Preferred Stock to be purchased by the Corporation shall mail to the Corporation in a postage prepaid envelope a written notice thereof stating the date fixed for the Corporation's purchase of any shares of Series C Preferred Stock, which date shall be the first business day of the calendar quarter immediately following the expiration of 60 days after the date of such notice (each a "Purchase Date"), and the Redemption Price to be paid for such shares and calling upon the Corporation to purchase such shares on the

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Purchase Date at the offices of the Corporation. On or after the Purchase
Date, each holder of Series C Preferred Stock which is to be purchased shall present and surrender its certificate or certificates for such shares to the Corporation at the offices of the Corporation and thereupon the Redemption Price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Purchase Date (unless default shall be made by the Corporation in payment of the Redemption Price), all rights of the holders of the Series C Preferred Stock so purchased, as stockholders of the Corporation, except the right to receive the Redemption Price thereof upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the books of the Corporation, and such shares shall not be deemed to be outstanding for any purpose whatsoever.

                   (e) Any cash payment to a holder of shares of Series C Preferred Stock on the Redemption Date or the Purchase Date shall be made in immediately available funds in coin or currency of the United States of America which as of the date of payment shall be legal tender for the payment of public and private debts

             Section 5.   Convertibility.

                   (a) Upon the occurrence of an Event of Default under (and as defined in) Section 5.5 of that certain Asset Purchase Agreement dated April 24, 1995 by and among Cardinal Communications Partners L.P., SFX of Texas and the Corporation, which Event of Default is not cured within ninety
(90) days after receipt of notice of such default as provided therein, the holders of the Series C Preferred Stock shall be entitled to convert their shares of Series C Preferred Stock then outstanding into the number of shares of Class A Shares that shall be determined by dividing the number of shares of Series C Preferred Stock then outstanding by the product of seventy-five percent (75%) multiplied by the average closing bid and ask price per share for the Class A Shares quoted on the NASDAQ National Market or any successor exchange on which the Class A Shares are listed for the thirty (30) day period immediately prior to the effective date of the conversion.

                   (b) Any holder of Series C Preferred Stock which is thereafter eligible for conversion may surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, and shall give written notice to the Corporation at such office (i) stating that their shares of Series C Preferred Stock are being returned to the Corporation for conversion into shares of Class A Shares as provided in subparagraph (a) above, (ii) identifying the number of shares of Series C Preferred Stock so converted, and (iii) setting forth the name or names (with addresses) in which the certificate or certificates for shares of Class A Shares shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing such shares of Series C Preferred Stock shall obligate the Corporation to issue such shares of Class A Shares and the Corporation shall be justified in relying upon the information and certifications contained in such notice and shall not be liable for the result of any inaccuracy with respect thereto. Thereupon the Corporation shall promptly issue and deliver at such stated address to such holder a certificate or certificates for the number of shares of Class A Shares to which such holder is entitled, registered

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in the name of such holder or the designee of such holder as specified In such notice. The Class A Shares so issued shall be freely tradeable pursuant to a registration or an exemption from registration under applicable federal securities laws.

                   (c) Series C Preferred Stock that is converted into Class A Shares as provided herein shall be retired and cancelled and shall not be reissued.

             Section 6.   Liquidation.

                   The shares of Series C Preferred Stock shall rank prior to the shares of Junior Securities upon Liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation Transaction"), so that in the event of any Liquidation Transaction the holders of shares of Series C Preferred Stock then outstanding shall be entitled to receive out of the assets or surplus funds of the Corporation available for distribution to its stockholders, or proceeds thereof, whether from capital, surplus or earnings, before any distribution is made to holders of any Junior Securities, a Liquidation preference (the "Liquidation Preference") in the amount per share of Series C Preferred Stock equal to One Thousand Dollars ($1,000). If, upon any Liquidation Transaction, the assets or surplus funds of the Corporation, or proceeds thereof, whether from capital, surplus or earnings, distributable among the holders of shares of Series C Preferred Stock and any Parity Securities then outstanding are insufficient to pay in full the preferential liquidation payments due to such holders, such assets or proceeds shall be distributable among such holders ratably in accordance with the amounts that would be payable on such shares of Series C Preferred Stock and Parity Securities if all amounts payable thereon were payable in full. In the event of a Liquidating Transaction, the Corporation shall give written notice to the holders of shares of Series C Preferred Stock, by first class mail to such holders' respective addresses as shown on the stock books of the Corporation. Neither the consolidation, merger or other business combination of the Corporation with or into any other person or persons nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a Liquidation Transaction.

             Section 7.   Voting Rights.

                   The holders of shares of Series C Preferred Stock shall not be entitled to any voting rights except as required by law.

             Section 8.   Transfer.

     The holder of shares of Series C Preferred Stock shall be prohibited from selling, giving or in any way transferring any shares of Series C Preferred Stock held by each of them; provided however, that any such holder of Series C Preferred Stock shall be entitled to sell, give or in any way transfer such shares of Series C Preferred Stock to a member of such holders immediate family.






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       IN WITNESS WHEREOF, SFX Broadcasting, Inc. has caused this Certificate of
Designations, Preferences and Relative, Participating, Optional and other
Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of its Series C Preferred Stock to be duly executed by its Secretary and has caused its corporate seal to be affixed hereto, as of this 12th day of September, 1995.



                                           By: /s/ Howard J. Tytel
                                             -----------------------------
                                              Name:  Howard J. Tytel
                                              Title: Executive Vice President
                                                     and Secretary



Attest:

/s/ Richard A. Liese
- --------------------------
Name:  Richard A. Liese
Title: Assistant Secretary






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